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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/ /	Soliciting Material Pursuant to §240.14a-12
PHOENIX GOLD INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL, INC.

9300 North Decatur Street
Portland, Oregon 97203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 12, 2002

To Our Shareholders:

    The 2002 Annual Meeting of Shareholders of Phoenix Gold International, Inc., an Oregon corporation (the "Company"), will be held at 3:30 p.m., Pacific Standard Time, on Tuesday, February 12, 2002 at the Company's executive offices, 9300 North Decatur Street, Portland, Oregon, for the following purposes:

  1.
  To elect a Board of Directors to serve for the following year or until their successors are elected and qualified;

  2.
  To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent auditors for fiscal 2002;

  3.
  To consider a shareholder proposal; and

  4.
  To transact such other business as may properly come before the meeting.

    Only holders of the Company's Common Stock at the close of business on December 12, 2001 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By order of the Board of Directors,
/s/ JOSEPH K. O'BRIEN Joseph K. O'Brien Secretary

Portland, Oregon
January 4, 2002

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

INTERNATIONAL, INC.

9300 North Decatur Street
Portland, Oregon 97203

PROXY STATEMENT
2002 Annual Meeting of Shareholders

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Phoenix Gold International, Inc. (the "Company") of proxies to be voted at the 2002 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 3:30 p.m., Pacific Standard Time, on Tuesday, February 12, 2002 at the Company's executive offices, 9300 North Decatur Street, Portland, Oregon 97203, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the Meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors named in this proxy statement, for ratification of the appointment of the independent auditors named in this proxy statement, against the shareholder proposal described in this proxy statement and the persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Any proxy may be revoked by a shareholder prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by the vote of the shareholder cast in person at the Meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone or other means without additional compensation. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and form of proxy are first being mailed to shareholders on or about January 4, 2002.

VOTING

    Holders of record of the Company's Common Stock on December 12, 2001 will be entitled to vote at the Meeting or any adjournments or postponements thereof. As of that date, there were 3,006,945 shares of Common Stock outstanding and entitled to vote. The presence in person or by proxy of a majority, or 1,503,473, of these shares will constitute a quorum for the transaction of business at the Meeting. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the Meeting. Shareholders are not entitled to cumulative voting in the election of directors or any other matter. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Meeting, but will not be counted either for or against the proposal at issue.

PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors currently consists of five members. The Board of Directors has nominated the following persons for election as directors to serve until the annual meeting of shareholders in 2003, or until their respective successors are elected and qualified:

    Keith A. Peterson
    Timothy G. Johnson
    Robert A. Brown
    Edward A. Foehl
    Frank G. Magdlen

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The five nominees for director receiving the highest number of votes will be elected to the Board of Directors.

    Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

    If any nominee is unable or unwilling to serve as a director at the date of the Meeting or any postponement or adjournment thereof, the proxies may be voted by the proxy holders named on the enclosed proxy card for a substitute nominee recommended by the present Board of Directors to fill such vacancy, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees named above will be unwilling or unable to serve if elected a director.

    The Board of Directors recommends a vote FOR the election of Messrs. Peterson, Johnson, Brown, Foehl and Magdlen.

    The following table sets forth certain information about the Company's directors and executive officers:

Name	Age	Positions	Director or Officer Since	Expiration of Current Term
Keith A. Peterson	48	Chairman, President and Chief Executive Officer	1991	2002
Timothy G. Johnson	56	Executive Vice President, Chief Operating Officer and Director	1991	2002
Joseph K. O'Brien	44	Vice President, Chief Financial Officer and Secretary	1997	—
Keith T. Lehmann	42	Vice President—Sales and Marketing	2001	—
Stephen P. Leigh	36	Vice President—Engineering	2000	—
Robert A. Brown	51	Director	1998	2002
Edward A. Foehl	59	Director	1998	2002
Frank G. Magdlen	54	Director	1995	2002

    Mr. Peterson has been President and a director of the Company since its incorporation in 1991. He was appointed Chairman and Chief Executive Officer in January 1995. Mr. Peterson received a B.S. in international marketing from Oregon State University. In 1974 and 1975, he attended Waseda University in Tokyo, Japan, where he studied Japanese.

    Mr. Johnson has served as a director of the Company since its incorporation in 1991. He was also a Vice President until his appointment as Executive Vice President and Chief Operating Officer in January 1995. He was Secretary of the Company from 1991 through 1997.

    Mr. O'Brien was appointed Vice President, Chief Financial Officer and Secretary of the Company in 1997. From 1981 through 1996, Mr. O'Brien was an accountant with Deloitte & Touche LLP, most recently as a Senior Audit Manager. Mr. O'Brien, a certified public accountant, received a B.S. in business administration and an M.B.A. from Portland State University.

    Mr. Lehmann was appointed Vice President—Sales and Marketing of the Company in November 2001. From December 1996 to November 2001, he was the President of MB Quart Electronics USA, Inc., a manufacturer of premium loudspeakers, as well as other automotive, home theater and custom home products. From March 1995 to November 1996, Mr. Lehmann was a Senior Manager Communications for Alpine Electronics of America.

    Dr. Leigh was appointed Vice President—Engineering of the Company in December 2000. From June 1999 to December 2000, Dr. Leigh was Director of Engineering and Electronics Manufacturing of Esoteric Audio Electronics, Inc., a manufacturer of accessories and electronics for home and car audio systems. From March 1994 to June 1999, he held various engineering positions with Precision Power, Inc., a manufacturer of car audio electronics and speakers. Dr. Leigh received a B.E. and a Ph.D. in Electronic Engineering from the University of Liverpool.

    Mr. Brown became a director of the Company in January 1998. Mr. Brown has been President of Lenbrook America Corporation ("Lenbrook") since 1991. Lenbrook is a marketing and distribution company serving the audio and home theater markets. Mr. Brown received a B.S. in management from the University of Massachusetts and attended the graduate business school at the University of Massachusetts.

    Mr. Foehl became a director of the Company in January 1998. Mr. Foehl is a Managing Director of Crown Point Group Ltd. ("Crown Point"). Crown Point specializes in corporate financial investment services. From June 1998 to June 1999, Mr. Foehl was a consultant to Systran Financial Services Corporation ("Systran"), a company providing billing and collection services to the trucking industry and other companies. From 1988 to June 1998, he was President and Chief Executive Officer of Systran. Mr. Foehl received a B.S. in engineering from the United States Military Academy at West Point and an M.B.A. in finance from George Washington University.

    Mr. Magdlen became a director of the Company in January 1995. Mr. Magdlen is a Managing Director of Crown Point. From 1990 to June 1999, Mr. Magdlen was a Vice President of U.S. Bancorp and was a Managing Director and Portfolio Manager of First American Asset Management, a division of U.S. Bancorp. From 1993 to 1997, he was responsible for the investment management of private company equity interests held in trust by the trust departments of certain bank subsidiaries of U.S. Bancorp. Mr. Magdlen received a B.B.A. in finance from the University of Portland and an M.B.A. in finance from the University of Southern California.

    Pursuant to the Company's Articles of Incorporation, at any time when the Board of Directors consists of six or more members, the Board will be divided into three classes serving staggered three-year terms. Directors are otherwise elected to serve one-year terms.

    During fiscal 2001, the Board of Directors held four meetings. The Company maintains a standing Audit Committee and Compensation Committee, but does not maintain a standing nominating committee. During fiscal 2001, the Audit Committee held three meetings and the Compensation Committee held one meeting. Each director attended all of the meetings of the Board of Directors and of each committee of the Board of Directors on which he served during fiscal 2001.

    The Audit Committee consists of Messrs. Magdlen (Chairman), Brown and Foehl. The function of the Audit Committee is to review and make recommendations to the Board of Directors with respect to the selection of the Company's independent auditors and the terms of their engagement; to review the Company's internal controls and management practices with respect to maintenance of the Company's books and records; and to review with the independent auditors, upon completion of their audit, the results of the audit and any recommendations the auditors may have with respect to the Company's financial accounting or internal control systems.

    The Compensation Committee consists of Messrs. Magdlen (Chairman) and Foehl. The Compensation Committee considers and makes recommendations to the Company's Board of Directors regarding the compensation of the senior executives of the Company; considers, reviews and grants stock options, administers the Company's Amended and Restated 1995 Stock Option Plan (the "Option Plan") and considers matters of director compensation, benefits and other forms of remuneration.

Compensation of Directors

    Pursuant to the Option Plan, upon initial election to the Company's Board of Directors each director who is not an employee or officer of the Company (a "nonemployee director") is automatically granted an option to purchase 5,775 shares of Common Stock and is automatically granted an option to purchase 1,400 shares of Common Stock at each subsequent meeting of the shareholders of the Company at which such director is re-elected to the Board of Directors, provided that no director may be granted automatically options to purchase more than an aggregate of 8,575 shares of Common Stock under the Option Plan. The exercise price for these options is the fair market value of the Common Stock on the date of grant. These options have a term of five years and become exercisable in three equal installments beginning on the first anniversary of the date of grant. Nonemployee directors of the Company receive an annual retainer of $2,500 and an additional fee of $500 for each meeting of the Board of Directors attended.

    Upon Mr. Magdlen's election to the Board of Directors in January 1995, he was automatically granted an option to purchase 5,775 shares of Common Stock. On January 26, 2000, the expiration date of the option was extended to January 26, 2005. The other terms of the option were not modified. Mr. Magdlen was automatically granted options to purchase 1,400 shares of Common Stock on each of February 12, 1996 and February 18, 1997 following the respective annual meetings of the shareholders of the Company. On February 11, 2001, the expiration date of the option granted on February 12, 1996 was extended to February 11, 2006. The other terms were not modified. On February 18, 1997, February 16, 1999, February 15, 2000 and February 13, 2001, Mr. Magdlen was also granted nonstatutory options to purchase 5,000, 1,400, 1,400 and 1,400 shares of Common Stock, respectively. These options were not granted under the Option Plan, have exercise prices equal to the fair market value of the Common Stock on such dates, have terms of ten, five, five and five years, respectively, and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

    Upon Messrs. Brown's and Foehl's elections to the Board of Directors in January 1998, they were each automatically granted an option to purchase 5,775 shares of Common Stock. Messrs. Brown and Foehl were automatically granted options to purchase 1,400 shares of Common Stock on each of February 16, 1999 and February 15, 2000 following the respective annual meetings of the shareholders of the Company. On February 13, 2001, Messrs. Brown and Foehl were each granted a nonstatutory option to purchase 1,400 shares of Common Stock. These options were not granted under the Option Plan, have exercise prices equal to the fair market value of the Common Stock on such date, have terms of five years and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

EXECUTIVE COMPENSATION

Compensation Paid To Certain Executive Officers

    The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer and each of the Company's executive officers who received compensation in excess of $100,000 for services rendered to the Company in all capacities for fiscal years 2001, 2000 and 1999 (the "Named Executive Officers"). The Company's fiscal year is the 52 or 53 weeks ending the last Sunday in September. Fiscal year 2001 was 53 weeks. Fiscal years 2000 and 1999 were 52 weeks. For presentation convenience, the Company indicates that its fiscal year ends on September 30.

Summary Compensation Table

Long-term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position
	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Keith A. Peterson Chairman, President and Chief Executive Officer	2001 2000 1999	203,846 200,000 159,615	— — —	— — —		— — —	— — —	— — —	830 830 806	(2) (2) (2)
Timothy G. Johnson Executive Vice President and Chief Operating Officer	2001 2000 1999	203,846 200,000 160,212	— — —	— — —		— — —	— — —	— — —	97 97 61	(3) (3) (3)
Joseph K. O'Brien Chief Financial Officer and Secretary	2001 2000 1999	132,977 130,468 110,275	— 15,000 —	— — —		— — —	— — —	— — —	815 815 801	(4) (4) (4)
Stephen P. Bettini Vice President— Operations (5)	2001 2000 1999	124,211 117,180 109,295	— 15,000 —	— — 7,897	(6)	— — —	— — —	— — —	58 58 48	(7) (7) (7)

(1)
Includes compensation deferred under the Company's 401(k) plan.

(2)
Consists of the Company's contributions to the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan for the benefit of Mr. Peterson in the amounts of $750, $750 and $750 for fiscal 2001, 2000 and 1999, respectively, and Company paid premiums for term life insurance of $80, $80 and $56 for fiscal 2001, 2000 and 1999, respectively.

(3)
Consists of Company paid premiums for term life insurance of $97, $97 and $61 for fiscal 2001, 2000 and 1999, respectively.

(4)
Consists of the Company's contributions to the Phoenix Gold International, Inc. Profit Sharing and 401(k) Savings Plan for the benefit of Mr. O'Brien in the amounts of $750, $750 and $750 for fiscal 2001, 2000 and 1999, respectively, and Company paid premiums for term life insurance of $65, $65 and $51 for fiscal 2001, 2000 and 1999, respectively.

(5)
Mr. Bettini resigned in December 2001.

(6)
Mr. Bettini received payment for accrued but unused vacation.

(7)
Consists of Company paid premiums for term life insurance of $58, $58 and $48 for fiscal 2001, 2000 and 1999, respectively.

    The following table summarizes certain information concerning the stock options held by the Named Executive Officers at the end of fiscal 2001:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy G. Johnson	—	—	96,000	0	0	0
Joseph K. O'Brien	—	—	25,000	0	0	0
Stephen P. Bettini (1)	—	—	40,250	0	0	0

(1)
Mr. Bettini resigned in December 2001 and, in connection with such resignation, Mr. Bettini's stock options will expire three months subsequent to the date of resignation.

Report of the Compensation Committee

    During the fiscal year ended September 30, 2001, the Compensation Committee of the Board of Directors was responsible for establishing and administering the compensation policies which govern annual salary, bonuses, and stock-based incentives (currently stock options) for directors and officers.

Overview

    The Company has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire and retain qualified management. The Company has from time-to-time provided annual cash incentive bonuses based on the Company's performance during the fiscal year to reward executives for their contributions to the Company's achievements. The Company has also granted stock options to executives and key employees to align management's interests with those of the shareholders. The Compensation Committee believes that the Company's past and present executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel.

    The Compensation Committee determines the compensation of the Chief Executive Officer and Chief Operating Officer. The Chief Executive Officer and Chief Operating Officer make recommendations to the Compensation Committee regarding the compensation of the other executive officers of the Company, but do not participate in the determination of their own compensation. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Operating Officer relating to compensation of the other executive officers to ensure consistency throughout the officer compensation programs. In fiscal 2001, the Compensation Committee determined compensation for the other executive officers based largely on the recommendations by the Chief Executive Officer and Chief Operating Officer.

    The Compensation Committee expects to review annually the compensation of all of the Company's executives to assure that all of the Company's executives continue to be properly motivated to serve the interests of the Company's shareholders.

Base Salary

    Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and financial performance, taking into account the position involved and the level of the executive's experience. In addition, consideration is given to other factors, including an officer's contribution to the Company as a whole. Effective, July 19, 1999, the base salaries of the Chief Executive Officer and Chief Operating Officer were increased to $200,000 per annum. In view of the financial performance of the Company, the base salaries of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have not changed since July 19, 1999.

Bonus Compensation

    The Company has awarded cash bonuses to its executive officers on a discretionary basis. In determining bonus awards, the Compensation Committee considers the financial and non-financial achievements of the Company, including revenue growth, profitability, expansion of the Company's markets and new product introductions, improvements in working capital management, and other factors contributing to the overall success of the Company. In view of the financial performance of the Company for fiscal 2001, no bonus compensation was awarded to the Named Executive Officers for fiscal 2001.

Stock Option Compensation

    The Compensation Committee believes that stock ownership by executive officers and key employees provides valuable incentives for such persons to benefit as the Company's Common Stock price increases and that stock option-based incentive compensation arrangements help align the interests of executives, employees and shareholders. To facilitate these objectives, the Compensation Committee, since 1995, has from time-to-time granted stock options to executive officers and key employees through the 1995 Stock Option Plan. In view of the financial performance of the Company for fiscal 2001, the Compensation Committee did not award stock options to any of the Named Executive Officers in fiscal 2001.

    The Compensation Committee believes that the policies and plans described above provide competitive levels of compensation and effectively link executive and shareholder interests. Moreover, the members of the Compensation Committee believe such policies and plans are consistent with the long-term investment objectives appropriate to the business in which the Company is engaged.

Respectfully submitted,
Frank G. Magdlen (Chairman) Edward A. Foehl

Stock Performance Graph

    Set forth below is a line graph comparing the cumulative total return over a five-year period beginning September 30, 1996 and ending September 30, 2001 of the Company's Common Stock to the cumulative total return for the NASDAQ Stock Market (U.S. Companies) and a Company-selected peer group index consisting of: Boston Acoustics, Inc., Harmon Industries, Inc., Koss Corporation and Recoton Corp. The peer group index was formed on a weighted average basis based on market capitalizations, adjusted at the end of each year. Cumulative total return is measured assuming an initial investment of $100 on September 30, 1996 and reinvestment of dividends, if any.

Comparison of Cumulative Total Returns

	9/30/96	9/30/97	9/30/98	9/30/99	9/30/00	9/30/01
Phoenix Gold International, Inc.	$100.00	$79.82	$22.81	$29.82	$26.32	$15.44
NASDAQ—U.S. Companies	$100.00	$137.27	$139.47	$227.88	$302.39	$128.40
Peer Group	$100.00	$108.99	$93.95	$84.61	$154.92	$135.74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 12, 2001, certain information as to the stock ownership of (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding Common Stock, (ii) by each director of the Company, (iii) the Named Executive Officers and (iv) all executive officers and directors as a group. The Company believes each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Keith A. Peterson (1)	1,642,911	54.6%
Timothy G. Johnson (1)(2)	477,314	15.4%
Wynnefield Group 450 7th Avenue, Suite 509 New York, NY 10123	415,950	13.8%
Joseph K. O'Brien (1)(3)	28,000	*
Stephen P. Bettini (4)	40,250	1.3%
Robert A. Brown (1)(5)	7,675	*
Edward A. Foehl (1)(6)	7,175	*
Frank G. Magdlen (1)(7)	19,975	*
All executive officers and directors as a group (9 persons) (8)	2,227,050	69.6%

*
less than 1%

(1)
The address for Messrs. Peterson, Johnson, O'Brien and Foehl is 9300 North Decatur Street, Portland, Oregon 97203. Mr. Brown's address is 6 Merchant Street, Sharon, Massachusetts 02067. The address for Mr. Magdlen  is 222 N.W. Davis Street, Suite 317, Portland Oregon 97209.

(2)
Includes 96,000 shares issuable pursuant to presently exercisable options.

(3)
Includes 25,000 shares issuable pursuant to options exercisable within 60 days after December 12, 2001.

(4)
Consists of 40,250 shares issuable pursuant to options exercisable within 60 days after December 12, 2001. Mr. Bettini resigned in December 2001, and such options will expire three months following such resignation unless exercised prior to such forfeiture date. Mr. Bettini's address is 5501 S.W. Dolph Drive, Portland, Oregon 97219.

(5)
Includes 7,175 shares issuable pursuant to options exercisable within 60 days after December 12, 2001.

(6)
Consists of 7,175 shares issuable pursuant to options exercisable within 60 days after December 12, 2001.

(7)
Includes 14,975 shares issuable pursuant to options exercisable within 60 days after December 12, 2001.

(8)
Includes 194,325 shares issuable pursuant to presently exercisable options or options exercisable within 60 days after December 12, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations from these persons that no other reports were required, the Company believes that during fiscal 2001 all filing requirements applicable to its directors, executive officers and greater than ten percent owners were complied with, except that Stephen P. Leigh did not file timely the report on Form 3 upon the initial grant of options to purchase shares of Common Stock coinciding with the commencement date of his employment.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

    In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is composed of three independent directors: Frank G. Magdlen, Robert A. Brown and Edward A. Foehl.

    The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2001 with management and the independent auditors. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

    In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors written disclosures describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may affect their objectivity and independence, and considered whether the non-audit services provided by the independent auditors were compatible with maintaining the independence of such independent auditors. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plan, audit scope and identification of audit risks.

    The Audit Committee discussed and reviewed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

    Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

Respectfully submitted,
Frank G. Magdlen (Chairman) Robert A. Brown Edward A. Foehl

    The following table shows the aggregate fees billed for professional services rendered by the Company's independent auditors, Deloitte & Touche LLP, for fiscal 2001:

Audit Fees	$62,500
Financial Information Systems Design and Implementation	0
All Other Fees	14,880

Total	$77,380

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 2002. Deloitte & Touche LLP has served as the Company's independent public accountants since 1992. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

    Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2002.

    The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2002.

PROPOSAL 3: SHAREHOLDER PROPOSAL FOR CUMULATIVE VOTING

    A shareholder, Wynnefield Partners Small Cap Value, LP, Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Partners Small Cap Value, LP I, 450 7th Avenue, Suite 509, New York, New York 10123, collectively holders of 415,950 shares of Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting (the "Shareholder Proposal"):

    "The Company's shareholders recommend that the Board of Directors take the necessary steps to provide for cumulative voting for directors to allow for representation of minority shareholders."

    In support of the Shareholder Proposal, the shareholder has submitted the following statement:

"Who's Proposing This?

    "Wynnefield Partners Small Cap Value, LP and its affiliates own 415,950, or 13.8%, of outstanding shares. We initially invested in the Company's 1995 IPO.

"The Problem? . . . Disappearing shareholder value.

    "We believe management has been negligent in maximizing shareholder value. The Company's stock dropped from over $12 in 1996 to $1.35 bid at August 30, 2001.

    "The situation is worsening. The Company's stock goes without trading for days. Now the Company faces delisting from the Nasdaq SmallCap Market, further reducing shareholder liquidity.

    "We long urged management to explore ways to enhance shareholder value and liquidity. In December 1999, we proposed finding a financial partner to "take the Company private" by buying all minority shares at a fair price. Instead, the Company made a cash acquisition of certain product lines in December 2000. The acquisition slightly increased revenues for the third quarter of this fiscal year. But compared to third quarter 2000, net earnings declined, general and administrative costs continued to increase both absolutely and as a percentage of sales, and sales of the Company's pre-acquisition product lines declined.

    "On May 22, 2001, the Company repurchased 20,000 shares of its own stock from its COO, Timothy G. Johnson, at a price of $1.97 a share. According to SEC documents, this transaction could not have fit within the Company's stock repurchase program announced in 1998, and the Company has not announced a subsequent repurchase program. We do not believe the Company's officers should be afforded exclusive opportunities to realize value from their investment.

    "In our opinion, the Company suffers from excessive insider control. Its CEO and COO together own 67% of the Company's stock. We believe insiders can select all director nominees and have little motivation to nominate directors dedicated primarily to enhancing outside shareholder value.

    "OUTSIDE SHAREHOLDERS SHOULD HAVE THE OPPORTUNITY TO ELECT AN INDEPENDENT DIRECTOR THROUGH CUMULATIVE VOTING.

"What's Cumulative Voting?

    "It allows outside shareholders to focus their votes and elect a director.

    "Cumulative voting allows each shareholder to cast a number of votes equal to the number of shares held multiplied by the number of directors being elected. A shareholder may direct all of its votes to one nominee or split its votes among several nominees. (For example, 1,000 shares times five directors provides 5,000 votes that can be cast for one nominee.)

"Will Cumulative Voting Help?

    "Under cumulative voting, 16.7 percent of the Company's stock could elect a nominee as one of five directors.

"Please mark your proxy card FOR cumulative voting."

    The Board of Directors has considered the Shareholder Proposal and unanimously recommends a vote against this proposal for the following reasons:

    The Company's current system for election of directors, like that of most publicly-traded corporations, allows all shareholders to vote on the basis of their share ownership. The Board of Directors is elected annually and consists of five directors, three of whom are independent directors under the guidelines adopted by The Nasdaq Stock Market. To serve on the Board of Directors, each director must have been elected by the holders of a plurality of the Company's outstanding shares. The Board of Directors believes this method is the fairest and is most likely to produce a Board of Directors that will effectively represent the interests of all of the Company's shareholders.

    On the other hand, in the opinion of the Board of Directors, cumulative voting would allow a relatively small group of shareholders to elect a director who would not have the support of the holders of most of the outstanding shares. Cumulative voting introduces the possibility of a director being committed to serve the special interests of the small fraction of shareholders responsible for the director's election rather than the best interests of the shareholders as a whole.

    Further, each director has a fiduciary duty to represent all of the Company's shareholders and to advance the best interests of the Company. By permitting a relatively small group of shareholders to pool their votes and elect a director, cumulative voting could produce a conflict between the director's duty to represent all shareholders and the director's allegiance to his or her narrow constituency. The resulting inability of one or more "special interest" directors to exercise independent judgment can cause a board of directors to become partisan and disrupt the ability of the members of a board to work together. The Board of Directors believes that the directors should work toward the common goal of advancing the best interests of the Company and not be divided by competing special interest groups.

    In summary, the Board of Directors believes the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and all its shareholders rather than the interests of special groups. Accordingly, the Board of Directors urges you to vote against the Shareholder Proposal.

OTHER BUSINESS

    The Board of Directors knows of no other matters that will be presented for action at the Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Meeting.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    To be eligible for inclusion in the Company's proxy materials for the 2003 annual meeting of shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, must in accordance with the Company's Bylaws be received not earlier than August 7, 2002 and not later than September 6, 2002 by the Secretary of the Company at the Company's principal executive offices, 9300 North Decatur Street, Portland, Oregon 97203. In addition, the Company's Bylaws also require that nominations for director, in order to be considered at the 2003 annual meeting, must also be received by the Secretary of the Company at the above address not earlier than August 7, 2002 nor later than September 6, 2002. A shareholder proposal must include certain specified information concerning the proposal and information as to the proponent's ownership of Common Stock of the Company. Proposals not meeting these requirements will not be considered at the 2003 annual meeting. The Secretary of the Company should be contacted in writing at the above address to obtain additional information as to the proper form and content of submissions.

    A copy of the Company's 2001 Annual Report on Form 10-K will be made available to any shareholder without charge upon written request to: Shareholder Relations, Phoenix Gold International, Inc., 9300 North Decatur Street, Portland, Oregon 97203.

By order of the Board of Directors,
/s/ JOSEPH K. O'BRIEN Joseph K. O'Brien Secretary

Dated: January 4, 2002

Proxy	PHOENIX GOLD INTERNATIONAL, INC.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
ON FEBRUARY 12, 2002

    The undersigned appoints Keith A. Peterson and Timothy G. Johnson, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Phoenix Gold International, Inc. to be held on Tuesday, February 12, 2002 at 3:30 p.m., Pacific Standard Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with the indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

    The Board of Directors recommends a vote FOR the election of Directors, FOR the ratification of the appointment of auditors and AGAINST the shareholder proposal, as noted in proposals 1, 2 and 3, respectively.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

PHOENIX GOLD INTERNATIONAL, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY: / X /

1.	ELECTION OF DIRECTORS— Nominees:	FOR	WITHHOLD
	Keith A. Peterson	/ /	/ /
	Timothy G. Johnson	/ /	/ /
	Robert A. Brown	/ /	/ /
	Edward A. Foehl	/ /	/ /
	Frank G. Magdlen	/ /	/ /
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's auditors for fiscal 2002	FOR / /	AGAINST / /	ABSTAIN / /
3.	Shareholder proposal regarding cumulative voting	FOR / /	AGAINST / /	ABSTAIN / /

Dated: , 2002
Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

QuickLinks

VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option Values
Report of the Compensation Committee
Stock Performance Graph
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT AND RELATED MATTERS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
PROPOSAL 3: SHAREHOLDER PROPOSAL FOR CUMULATIVE VOTING
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 12, 2002